EXHIBIT 99.7

                       FIRST AMARILLO BANCORPORATION, INC.
                     INCENTIVE STOCK OPTION PLAN (NUMBER 1)
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1. PURPOSE.

     The purpose of this Incentive Stock Option Plan (the "Plan") is to provide a means whereby certain officers and employees of FIRST AMARILLO BANCORPORATION, INC. (the "Holding Company") and of its subsidiaries, may be given an opportunity to purchase common stock of the Holding Company under options which, with respect to individual optionees, will qualify as "incentive stock options" under the Internal Revenue Code. The Plan is intended to advance the interest of the Holding Company by offering an opportunity to key employees ("Eligible Employee") of the Holding Company and of its subsidiaries to purchase an interest in the Holding Company's common stock.

2. STOCK SUBJECT TO OPTION.

     Subject to adjustment as provided in Section 4(i) hereof, options may be granted by the Holding Company from time to time to purchase an aggregate of 200,000 shares of the Holding Company's authorized but unissued common stock, provided that the total number of shares of common stock on which options may be granted under the Plan to any one Eligible Employee participating under the Plan shall not exceed in the aggregate a number shares equal to ten percent (10%) of the 200,000 shares of common stock (subject to adjustment as provided in Section 4[i]) on which options may be granted under this Plan.

     Shares of common stock applicable to options which have terminated may again be optioned under the Plan if at such time options may still be granted under the Plan.

3. ELIGIBLE EMPLOYEES.

     Persons eligble to be granted options under the Plan shall be limited to such salaried key employees of the Holding Company or its subsidiaries (including officers and directors who are also employees) who have substantial responsibility in the direction and management of the Holding Company or its subsidiaries, as determined by the Committee which administers this Plan.

     No individual shall be granted an option under the Plan after the end of the calendar month in which he attained the age of sixty-three (63) years.

4. TERMS AND CONDITIONS OF OPTIONS.

     Options granted pursuant to the Plan shall be evidenced by agreements in such form, not inconsistent with the Plan, as the Committee shall from time to time approve, provided that the substance of the following terms and conditions be included therein, subject thereafter to modification or adjustment as provided in Section 4(i):

                  a. Option Price. The option price per share shall not be less than one hundred percent (100%) of the fair market value of the common stock on the date the option is granted. Fair


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market value shall be determined  by the  Committee,  taking into  consideration recent representative sales, book value, offiers to buy and sell, and any other factors which the Committee deems relevant in determining the fair market value of the stock.

                  b. Term of Option. Each option granted under the Plan shall expire not more than five (5) years from the date the option is granted.

                  c. Exercise of Option. No option may be exercised during the first year (twelve months) following the date on which it is granted, but may be exercised in each of the following years up to the fifth year with respect to twenty percent (20%) of the aggregate number of shares to which it pertains (on a cumulative basis) and in the fifth year with respect to the balance of such shares. Subject to the foregoing sentence, any option granted hereunder may be exercised in whole or in part at any time, or from time to time thereafter, until the expiration of the option. The Committee may grant options to eligible employees who have attained the age of sixty-one (61) years, but have not attained the age of sixty-three (63) years, for a period of less than five (5) years, exercisable in each of the years after the first year with respect to ratably larger percentages of the aggregate number of shares to which they pertain.

                  d. Manner of Exercise. Shares of common stock purchased under options shall, at the time of purchase, be paid for in full. To the extent that the right to purchase shares has accrued thereunder, otpions may be exercised from time to time by written notice to the Holding Company stating the number of shares with respect to which the option is being exercised, and the time of delivery thereof, which shall be at least fifteen (15) days after the giving of such notice unless an earlier date shall have been mutually agreed upon. At such time the Holding Company shall, without transfer or issue tax to the Eligible Employee (or other person entitled to exercise the option), deliver to the Eligible Employee (or other person entitled to exercise the option) at the principal office of the Holding Company, or such other place as shall be mutually acceptable, a certificate or certificates for such shares against payment of the option price in full for the number of shares to be delivered by certified or official bank check; provided, however, that the time of such delivery may be postponed by the Holding Company for such period as may be required for it with reasonable diligence to comply with any requirements of law. If the Eligible Employee (or other person entitled to exercise the option) fails to accept delivery of and pay for all or any part of the number of shares specified in such notice upon tender of delivery thereof, his right to exercise the option with respect to such undelivered shares may be terminated.

                  e. No Option in Certain Cases. In no event shall an option be granted to any person who, at the time the option is granted, beneficially, directly, or indirectly owns stock possessing more than ten percent (10%) of the total combined voting power or value of all classes of stock of the Holding Company or of its parent or subsidiary corporations.

                  f. Nonassignability of Option Right. No option shall be assignable or transferable otherwise than by will or the laws of descent and distribution. During the life of an Eligible Employee, the option shall be exercisable only by him.

                  g. Termination of Employment. In the event that an Eligible Employee's employment by the Holding Company or its subsidiaries shall terminate, his option shall terminate immediately, except as provided in this
Section 4(g) and in Section


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4(h). If any  termination of employment is due to retirement with the consent of the Holding Company or its subsidiaries, as the case may be, the Eligible Employee shall have the right, subject to the provisions of Section 4(b) hereof, to exercise his option, at any time within the three (3) months after such retirement, to the extent that he was entitled to exercise the same immediately prior to his retirement; provided, further, that if the Eligible Employee shall die while in the employment of the Holding Company or its subsidiaries, or within three (3) months after retirement, with the consent of the Holding Company or its subsidiaries, his estate, personal representative, or beneficiary shall have the right, subject to the provisions of Section 4(b) hereof , to exercise his option at any time within twelve (12) months from the date of his death, to the extent that he was entitled to exercise the same immediately prior to his death. Whether any other termination of employment is to be considered a retirement with the consent of the Holding Company or its subsidiaries and whether an authorized leave of absence or absence on military or government service or for any other reasons shall constitute a termination of employment for the purposes of the Plan shall be determined by the Committee, which determination shall be final and conclusive, unless otherwise determined by the Board of Directors, and in such event such determination by the Board of Directors shall be final and conclusive.

                  h. Termination of Employment due to Disability. If any termination of an Eligible Employee's employment by the Holding Company or its subsidiaries is due to permanent and total disability, the Eligible Employee shall have the right, subject to the provisions of Section 4(b) hereof and with the consent of the Committee, to exercise his option, at any time within the twelve (12) months after such termination, to the extent that he was entitled to exercise the same immediately prior to such termination; provided, further, if the Eligible Employee shall die within twelve (12) months after termination of employment due to a permanent and total disability, then, with the consent of the committee, his estate, personal representative, or beneficiary shall have the right, subject to the provisions of Section 4(b), hereof, to exercise his option at any time within twelve (12) months from the date of his death, to the extent that he was entitled to exercise the same immediately prior to his death. For purposes of this section, an individual is permanently and totally disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. An Eligible Employee shall furnish proof of the existence of a permanent and total disability in such form and manner as the Committee shall require. The Committee's determination regarding the existence of a permanent and total disability shall be final and conclusive, unless otherwise determined by the Board of Directors, and in such event such determination of the Board of Directors shall be final and conclusive.

                  i. Adjustments and Changes in Stock. The aggregate number of shares of common stock on which options may be granted to persons participating under the Plan, the aggregate number of shares of common stock on which options may be granted to any one such person, the number of shares thereof covered by each outstanding option, and the price per share thereof, in each such option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock of the Holding Company resulting from the subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend after July 1983, or other increase or decrease in such shares, effected without receipt of consideration by the Holding Company; provided, however, that no such adjustment shall be made






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     unless the aggregate effect of all such increases and decreases accruing in any one-year period after the effective date of the Plan will increase or decrease the number of issued shares of common stock of the Holding Company by five Percent (5%) or more; and provided, further, that any fractional shares resulting from any such adjustment shall eliminated. Subject to any required action by the Shareholders, if the Holding Company shall be the surviving or resulting corporation in any merger or consolidation, any option granted hereunder shall pertain to and apply to the securities to which a holder of the number of shares of common stock subject to the option would have been entitled; but a dissolution or liquidation of the Holding Company or a merger or consolidation in which the Holding Company is not the surviving or resulting corporation, shall cause every option outstanding hereunder to terminate as of the effective date of the dissolution, liquidation, merger or consolidation , except that the surviving or resulting corporation may , in its absolute and uncontrolled discretion, tender an option or options to purchase its shares on its terms and conditions, both as to the number of shares and otherwise.

                  j. Rights as a Shareholder. The Eligible Employee shall have no rights as a shareholder with respect to any shares of common stock of the Holding Company until the date of issuance of a stock certificate to him for such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date of such issuance.

                  k. Successive Options. Any option granted hereunder to an Eligible Employee shall not be exercisable while there is outstanding any stock option theretofore granted to such Eligible Employee to purchase stock in the Holding Company or in a corporation which (at the time of the granting of such option hereunder) is a parent or subsidiary corporation of the Holding company, or in a predecessor corporation of any such corporations. For purposes of this section, any option shall be treated as outstanding until such option is exercised in full or expires by reason of lapse of time.

                  l. Acceleration of Time When Option May be Exercised. Anything herein to the contrary notwithstanding, the Committee may authorize the earlier exercise of an option after the initial one-year period, either as to an increased percentage of shares per year or as to all remaining shares if the Eligible Employee also holds a later option which could be exercised in whole or in part except for the existence for the existence of the prior unexercised option. If the Committee authorizes the early exercise of any option granted under this Plan or under any similar plan previously adopted by the Holding Company, such accelerated option and that portion of any later option which becomes exercisable upon the exercise of the accelerated option shall be deemed, for the purposes of subparagraphs "g" and "h" above, to have been exercisable by the Eligible Employee immediately prior to his retirement, death, or disability.

                  m. Limitation on Options. The aggregate fair market value, as of the date the option is granted, of the stock for which any Eligible Employee may be granted Incentive Stock Options in any calendar year (under all plans of the Holding Company and its parent and subsidiary corporations) shall not exceed $100,000 plus any "unused limit carryover" to such year. The "unused limit carryover" shall be calculated in accordance with Section 422A(c)(4) of the Internal Revenue Code of 1954.

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5.   ADMINISTRATION.

     The plan shall be administered by a Committee appointed by the Board of Directors of the Holding Company to consist of members of the Board of Directors who are not officers of the Holding Company. No member of the committee shall be entitled to participate in the Plan. The Committee shall make recommendations periodically to the Board of Directors with respect to the persons who shall participate in the Plan and the extent of their participation.

     The interpretation and construction by the Committee of any provisions of the Plan or any option granted under it and any determination by the Committee pursuant to any provision of the Plan or any such option shall be final, and conclusive, except as otherwise provided in this Plan. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith, and the members shall be entitled to indemnification and reimbursement in the manner provided in the Holding Company's Articles of Incorporation.

6.   EFFECTIVE DATE AND TERMINATION OF PLAN.

     a. The plan shall become effective upon approval by the Board of Directors of the Holding Company.

     b. This plan shall be submitted at the next annual meeting of shareholders of the Holding Company to be held in March, 1984, for a vote by the shareholders of the Holding Company. Prior to that annual meeting the Committee may grant options under this Plan to Eligible Employees. These options will be conditioned upon the adoption of the Plan and related matters by the holders of two-thirds (2/3) of the outstanding shares of common stock of the Holding Company at said annual meeting or any adjournment thereof. If the Plan is not approved by the holders of two-thirds (2/3) of the Holding Company, all options previously granted under this Plan shall be null and void.

     c. The Plan shall terminate ten (10) years after the date on which it is adopted by the Board of Directors; however, the Board of Directors may terminate the plan at any time prior to ten (10) years form the date on which it is adopted. No stock options shall in any event be granted pursuant to the Plan after July 7, 1993, Termination of the Plan shall not alter or impair any of the rights or obligations under any option theretofore granted under the Plan without the consent of the Eligible Employee to whom the option was granted.

7.   AMENDMENTS.

     The Board of Directors may from time to time alter, amend, suspend, or discontinue the Plan or alter or amend any and all option agreements granted thereunder; provided, however, that no such action of the Board of Directors may, without the approval of the shareholders, alter the provisions of the Plan so as to (a) increase the maximum number of shares as to which options may be granted under the Plan either to all persons participating in the Plan or to any such person; (b) decrease the minimum option price; (c) extend the term of the Plan or the maximum term of options granted thereunder beyond ten (10) years;
(d) decrease, directly or indirectly (by cancellation and substitution of options or otherwise) the option price applicable to any option granted under the plan; provided, however, that the provisions of this clause (d) shall not prevent the granting, to any person holding an

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                       FIRST AMARILLO BANCORPORATION, INC.

                     INCENTIVE STOCK OPTION PLAN (NUMBER 1)

                                   AMENDMENT 2

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1.   PURPOSE OF AMENDMENT

     The purpose of this Amendment No. 2 to the Incentive Stock Option Plan (Number 1) (the "Plan") is to change paragraph 4.2 (entitled "Term of Option") to extend the term of any option granted under the Plan from a maximum of five years to a maximum of ten years expiration from the date of the grant of the option.

2.   AMENDMENT

     Incentive Stock Option Plan (Number 1) is hereby amended by changing the expiration date or term of each option from five years to ten years.

     Section 4.2 is amended so that henceforth it shall read as follows:

     "4.2 Term of Option. Each option granted under the Plan shall expire not more than ten (10) years from the date the option is granted."

     ADOPTED by the Board of Directors this 23rd day of July, 1987.

                                           -------------------------------------
                                           Secretary

                                AMENDMENT NO. ONE

                                     TO THE

                       FIRST AMARILLO BANCORPORATION, INC.

                     INCENTIVE STOCK OPTION PLAN (NUMBER 1)

     This Amendment to the First Amarillo Bancorporation, Inc. Incentive Stock Option Plan (Number 1) is hereby made effective as of the 24th day of May, 1984, as follows:

                                       I.

     The name of the Plan is hereby changed to First Amarillo Bancorporation, Inc., and Subsidiaries Incentive Stock Option Plan (Number 1).

                                       II.

     Section 5 of the Plan is hereby deleted in its entirety and a new Section 5 is entered in its place:

5.   ADMINISTRATION.

          a. The general administration of the Plan shall be vested in a Committee of three (3) or more members. The members of such Committee shall be designated and appointed from time to time by, and shall serve at the pleasure of, the Board of Directors of the Holding Company. The members of the Committee may be, but need not be, directors, officers, or employees of the Holding Company; provided, however, no member of the Committee may be a Participant under the Plan. Any member of the Committee may resign by delivering a written resignation to the Board of Directors of the Holding Company and to the other members of the Committee, and any member of the Committee may be removed by a majority vote of the Board of Directors of the Holding Company, with or without cause, by delivering written notification of such removal to the member and to the other members of the Committee. The Board of Directors of the Holding Company shall appoint new members to the Committee as necessary to fill any vacancy which arises by reason of the death, resignation or removal of any Committee member.

          b. The Committee shall designate one of its members as Chairman, and shall appoint a Secretary, who need not be a member of the Committee. The Secretary shall keep written minutes of the Committee's proceedings and all data, records, and documents relating to the Committee's administration of the Plan. The Committee may appoint from its members such subcommittees with such powers as the Committee shall determine and may authorize one or more members of the Committee, or any agent or agents, to execute or deliver any instrument, make any payment, or perform ministerial acts of its behalf.

          c. A majority of the members of the Committee shall constitute a quorum for the transaction of business and shall have full power to act hereunder. Action by the Committee shall be official if approved by a vote of a majority of the members present at any meeting. The Committee may, without a meeting, authorize or approve any action by written instrument signed by a majority of the members. Any written memorandum signed by the Chairman, by any member of the Committee, by the Secretary or by any other person, if such Chairman, member, Secretary or other person is authorized by the Committee to act in respect of the subject matter of the memorandum, shall have the same force and effect as a formal resolution adopted by the Committee at a meeting.

          d. The members of the Committee shall serve without bond, and without compensation for the their service as such, unless the Holding Company and the members of the Committee agree otherwise. All reasonable and necessary costs, expenses and liabilities incurred by the Committee in the supervision and administration of the Plan shall be paid by the Holding Company.

          e. From time to time, the Committee shall make recommendations to the Board of Directors of the Holding Company with respect to the persons who shall participate in the Plan and the extent of their participation. Additionally, subject to the Plan, the Committee shall from time to time establish rules, forms, and procedures for the administration of the Plan. Except as herein otherwise expressly provided, the Committee shall have the exclusive power to administer the Plan, to interpret the Plan, and to decide any and all matters arising under the Plan and in connection with the administration of the Plan. The Committee shall have the exclusive right to determine (a) disability in respect to an Eligible Employee, and
     (b) the degree thereof, either or both determinations to be made on the basis of such medical and/or other evidence as the Committee, in its sole discretion, may require. Such interpretations, decisions, actions, and records of the Committee shall be conclusive and binding upon any subsidiary of the Holding Company and on persons having or claiming to have any rights or interests under the Plan. The Committee may employ such agents, counsel, actuaries and accountants as may reasonably be required for the purpose of administering the Plan.

          f. No member of the Committee may vote upon any matter relating solely to himself, or vote on any matter in which his individual rights or claims to any benefit direct or indirect under the Plan are specifically involved. If, in any matter in which a member of the Committee is so disqualified from voting, the remaining members of the Committee then present cannot reach a final conclusion based on a majority vote, then the Board of Directors of the Holding Company shall appoint a temporary substitute member to exercise all of the powers of a full-time member concerning the matter in which the disqualified member is not qualified to vote.

          g. The Committee shall submit to the Board of Directors of the Holding Company, within ninety (90) days after the end of each year, a report showing the number of options granted under the Plan in such year, the number of options exercised in such year and the number of options which expired or lapsed during such year. The Committee shall make available to any Eligible Employee for examination during regular business hours such records as pertain exclusively to the examining Eligible Employee.

          h. It is the obligation of the employers of the Eligible Employees to comply with all applicable federal laws in connection with furnishing information to Eligible Employees. It is the obligation of the Employers of the Eligible Employees to comply with all applicable federal laws in connection with the filing of forms with the Internal Revenue Service and the Department of Labor.

          i. Each member of the Committee shall use ordinary care and diligence in the performance of his duties and shall not be liable for any action or inaction unless such action or inaction results from his own individual gross negligence, fraud, or willful misconduct. No member shall be personally liable upon or with respect to any agreement, act, transaction, or omission executed, committed, or suffered to be committed by himself as a member of the Committee or by any other member, agent, representative, or employee of the Committee; moreover, the Committee and each member and agent thereof shall be fully protected in relying upon the advice of any attorney employed by the Holding Company or any subsidiary of the Holding Company or by the Committee insofar as legal matters are concerned and any accountant employed by the

     Holding Company or any subsidiary of the Holding Company or by the Committee insofar as accounting matters are concerned. The Holding Company shall indemnify each member of the Committee against any and all claims, losses, damages, expenses, including counsel fees approved by the Committee, and liability, including any amounts paid in settlement with the Committee's approval, arising from any action or failure to act, except when the same is judicially determined to be due to the gross negligence, fraud, or willful misconduct of such member. Any fiduciary (including, but not limited to, the Holding Company, the employers of an Eligible Employee, and the Committee may rely upon any direction, information, or action of another fiduciary in the exercise of the latter's respective powers, duties, responsibilities, and obligations hereunder as being proper under this Plan and shall not be required to inquire into the propriety of any such direction , information, or action. No fiduciary shall be liable for the actions of any other fiduciary unless such fiduciary knowingly participates, approves, acquiesces, or conceals a breach of obligations or responsibilities committed by the other.

          j. To enable the Committee to perform its functions, the Employer shall supply full and timely information to the Committee on all matters relating to Eligible Employees, their retirement, death, or other cause of termination of employment, and such other pertinent facts as the Committee may request.

          k. Any notice or information which, according to the terms of the Plan or the rules of the Committee, must be filed with the Committee, shall be deemed so filed if addressed and either delivered in person or mailed, postage fully prepaid, to the Committee. Any such notice or information shall be addressed as follows:

                             Compensation Committee
                            c/o Personnel Department
                       The First National Bank of Amarillo
                                  P.O. Box 1331
                              Amarillo, Texas 79180

     Whenever a provision herein requires that an Eligible Employee (or his personal representative or beneficiary) give notice to the Committee within a specified number of days or by a certain date, and the last day of such period, or such date, falls on a Saturday, Sunday, or Holding Company holiday, the Eligible Employee (or his personal representative or beneficiary) will be deemed in compliance with such provision if notice is delivered in person to the Committee or is mailed, properly addressed,

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     postage fully  prepaid,  and  postmarked on or before the business day next following such Saturday, Sunday, or Holding Company holiday. The Committee may, in its sole discretion, modify or waive any specified requirement of notice; provided, however, that such modification or waiver must be administratively feasible, must be in the best interest of the Eligible Employee, and must be made on the basis of rules of the Committee which are applied uniformly to all applicants.

          l. Each Eligible Employee shall file with the Committee from time to time in writing his post office address and any change of post office address. Any communication addressed to an Eligible Employee, his personal representative or beneficiary, at his last address filed with the Committee, or if no such address has been filed, then at his last address as indicated on the records of the Employer, shall be deemed to have been delivered to such person on the date on which the communication is deposited, postage fully prepaid, in the United States mail.

          m. The Holding Company shall at all times provide each subsidiary of the Holding Company with a current list of the names of the members of the Committee.

          EXECUTED this 24th day of May, 1984.

EMPLOYER:                                  FIRST AMARILLO BANCORPORATION, INC.

                                           By       ____________________________

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